Exhibit 99.1

Renee Johansen

Rob Foresti

(212) 282-5320

AVON REPORTS FOURTH-QUARTER TOTAL REVENUE UP 9% TO $2.6 BILLION;

FULL-YEAR 2006 TOTAL REVENUE UP 8% TO $8.8 BILLION

FOURTH-QUARTER BEAUTY SALES UP 11%

FOURTH-QUARTER EARNINGS OF $.41 PER SHARE

NEW YORK, N.Y., February 6, 2007 — Avon Products, Inc. (NYSE:AVP) today reported that fourth-quarter 2006 total revenue rose 9% year over year (6% in local currency) to $2.6 billion. Active Representatives grew 5%, and units increased 2% versus the prior-year quarter.

Growth in sales of Beauty products in the quarter outpaced overall sales growth, at 11% in dollars and 7% in local currency. These results reflect growth in all categories, with the largest increases in the fragrance and color categories.

Fourth-quarter operating profit of $282 million was 5%, or $15 million, lower than the 2005 level. Operating margin was 10.8%, versus 12.4% in the prior-year quarter.

Andrea Jung, chairman and CEO, commented, “With 9% revenue growth in the fourth quarter, we continue to feel good about the progress we are making against our

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turnaround plan. Boosted by this strong quarterly performance, full-year revenue finished ahead of our expectations. The investments we are making in our business are clearly starting to deliver results,” she said.

The 2006 fourth-quarter operating profit was unfavorably impacted by approximately $44 million of net costs to implement the current phase of the company’s ongoing restructuring program, the most significant initiative being a previously announced realignment of Avon’s North American distribution network. The 2005 fourth-quarter operating profit was unfavorably impacted by approximately $56 million of costs to implement the initial phase of the company’s restructuring program. The 2006 quarter also included approximately $42 million of incremental costs, related to the company’s previously announced Product Line Simplification program.

In line with the company’s turnaround initiative to improve brand competitiveness, fourth quarter 2006 included a $43 million, or 95%, increase in advertising, to $89 million. The increase supported new product introductions, such as Anew Clinical ThermaFirm and superFULL mascara, as well as Avon China’s direct-selling launch.

Fourth-quarter 2006 expenses also included year-over-year increases in provisions for performance-based compensation and reinstatement of a 401(k) matching program. Operating profit was reduced by $13 million as a result of Avon’s adoption of stock-option expensing, effective January 1, 2006, and design changes to share-based compensation plans related to that adoption.

Interest expense in the fourth quarter 2006 rose significantly year over year. The increase was due to a higher debt level primarily associated with the company’s share repurchase program, as well as higher interest rates.

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The quarter’s effective tax rate of 30.4% was significantly lower than 2005’s rate of 35.7%. The 2006 rate benefited from the net favorable impact of closure of tax years by expiration of the statute of limitations and audit settlements. Net income in the fourth quarter 2006 was $184 million, or $.41 per share, compared with $183 million, or $.40 per share, a year ago.

Fourth-Quarter Regional Highlights

In the North America region, fourth-quarter revenue rose 4% (3% in local currency) from the prior-year period, and units were 1% higher. Beauty growth of 2% was positive for the first time in eight quarters. Active Representatives increased 1%, marking the first time in nine quarters that this measure has been favorable versus the prior year. The company credited positive early response from initiatives to increase Representative ordering activity, as well as an easing in the negative impact from higher fuel prices, for the improvement in Active Representatives. Operating profit decreased 2%, as it was negatively impacted by higher costs to implement restructuring initiatives, a substantial increase in advertising and incremental inventory obsolescence expense. The region’s operating margin was 8.9%.

In Latin America, fourth-quarter revenue grew 13% (12% in local currency). The region’s revenue benefited from ongoing strength in Brazil, Avon’s second largest market. Brazil’s fourth quarter top-line growth approached 30%, resulting in full-year 2006 revenue of over $1 billion. Colombia’s fourth-quarter revenue growth was approximately 50%, despite lapping the acquisition of that business in mid-October. The performances of these two markets more than offset continued softness in Mexico, where revenue decreased 9%. The region’s Active Representatives rose 6% and units increased 4%. Operating profit was flat with the prior year, as benefits of higher revenue offset incremental inventory obsolescence expense and other increased expenses, mainly advertising. Operating margin was 17.2%.

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Western Europe, Middle East and Africa continued to achieve solid revenue growth, driven by increases in nearly all markets, and importantly in Turkey and the U.K. Fourth-quarter revenue increased 10% (5% in local currency). Both Active Representatives and units increased 2% versus the prior-year period. Operating profit decreased 9%, due to incremental inventory obsolescence expense, and operating margin was 5.2%.

In Central & Eastern Europe, revenue in the fourth quarter rose 17% (8% in local currency), aided by strong growth in fragrances and a return to growth in color cosmetics, up nearly 20%, across the region. Russia’s fourth quarter top-line growth was over 20%, resulting in full-year 2006 revenue of over $500 million. The region’s Active Representatives grew 10%, while units sold decreased 1%. Operating profit rose 7% year over year, and operating margin was 23.2%. Operating profit was unfavorably impacted by inventory obsolescence and advertising expenses.

Asia Pacific revenue was 2% lower in the quarter (6% lower in local currency). Active Representatives decreased 7% and units declined 6%. The region continued to be unfavorably impacted by a decline in Japan as well as the first-quarter 2006 closing of Indonesian operations. Japan’s fourth-quarter revenue declined 13% year over year, compared with a drop of nearly 30% in 2006’s first half. Japan’s results reflect early response to actions to improve direct selling and recalibrate the level of its direct mailings. The region’s operating profit was 11% lower year over year, largely due to higher inventory obsolescence and the revenue decline. Operating margin was 5.2%.

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Revenue in China grew 28% (24% in local currency), reflecting further expansion of the company’s direct-selling business. The exit of company-run store counters in early 2006 had a negative eight-point impact on the quarter’s revenue growth. At year end, Avon China had over 350,000 licensed Sales Promoters registered with the government and was engaged in training these Sales Promoters to become Active Representatives within Avon’s direct-selling business. Units were 23% higher versus the prior year in the fourth quarter. China reduced its operating loss to $2.9 million from fourth-quarter 2005’s loss of $7.0 million. Operating margin was (4.3)%.

Total global expenses rose 73%, largely due to higher compensation-related expense as well as costs to implement restructuring initiatives.

Full-Year Results

For full-year 2006, Avon reported that total revenue grew 8% (6% in local currency), to a record $8.8 billion, versus $8.1 billion in 2005, and sales of Beauty products increased in line with overall revenue growth. Active Representatives grew 5% and units were 2% higher. Both years included significant costs to implement restructuring, with those costs totaling $229 million in 2006 and $56 million in 2005. Additionally, 2006 was impacted by approximately $81 million of incremental costs, related to the company’s previously announced Product Line Simplification program. Avon said it spent $249 million on advertising in 2006, 83% more than in 2005, far exceeding its original target of a 50% increase for the year. 2006 net income was $478 million compared with $848 million in 2005, and 2006 earnings per share were $1.06, 41% lower than earnings of $1.81 per share in the prior year.

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Despite 2006 being a transition year in the company’s turnaround program, cash flow from operations totaled $796 million versus $896 million in 2005. Share repurchases in 2006 totaled $355 million. In 2005, Avon spent $728 million to repurchase shares, completing both a five-year $1 billion authorization begun in 2000 and an incremental $500 million share repurchase initiative launched in late 2005.

Andrea Jung, chairman and CEO, commented, “We began an aggressive attack of Avon’s cost structure in 2006, with the goal of achieving in excess of $300 million in savings by 2009. Our early actions delivered more than $100 million in benefits for the year, all of which was invested to fuel the topline. Late in the year, we launched two additional strategic initiatives, Product Line Simplification and a Strategic Sourcing Initiative, with the potential to contribute significantly higher benefits beyond our earlier actions. These additional benefits will enable us to invest even more going forward,” Ms. Jung added.

“As we move into 2007, we are still in the early years of our multi-year turnaround,” she said. “We are confident that our plan is the right one, and we remain committed to restoring Avon to sustainable growth.”

Avon will conduct a conference call at 9:00 A.M. today to discuss the quarter’s results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number 6555775). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of two weeks.

Additionally, the company will host a meeting on Thursday, February 15, 2007, to update investors on its major strategic initiatives. That meeting also will be webcast live from www.avoninvestor.com beginning at 9:00 A.M. Eastern Time.

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Avon, the company for women, is a leading global beauty company, with over $8 billion in annual revenue. As the world’s largest direct seller, Avon markets to women in well over 100 countries through over five million independent Avon Sales Representatives. Avon’s product line includes beauty products, fashion jewelry and apparel, and features such well-recognized brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques, Avon Naturals, Mark, and Avon Wellness. Learn more about Avon and its products at www.avoncompany.com.

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CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following:

•

our ability to implement the key initiatives of our global business strategy, including our multi-year restructuring initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, product line simplification, strategic sourcing initiative, and cash management, tax, foreign currency hedging and risk management strategies, and our ability to achieve anticipated benefits from such initiatives;

•	the possibility of business disruption in connection with our multi-year restructuring initiatives;

•	the costs associated with our product line simplification program;

•	our ability to achieve growth objectives, particularly in our largest markets and new and emerging markets;

•	our ability to successfully identify new business opportunities and acquisition candidates, and our ability to successfully integrate or manage any acquired business;

•	the effect of political, legal and regulatory risks, as well as foreign exchange or other restrictions, imposed on us, our operations or our Representatives by governmental entities;

•

our ability to successfully transition our business in China in connection with the resumption of direct selling in that market and our ability to operate using the direct-selling model permitted in that market;

•	the impact of substantial currency fluctuations on the results of our foreign operations;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in Latin America, Asia Pacific, Central and Eastern Europe and the Middle East;

•

a general economic downturn, information technology systems outages, disruption in our supply chain or manufacturing and distribution operations, or other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations and large scale power outages;

•	the quality, safety and efficacy of our products;

•	our ability to attract and retain key personnel and executives;

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•

competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skin care and toiletries industry, some of which are larger than we are and have greater resources;

•

our ability to implement our Sales Leadership program globally, to generate Representative activity, to increase Representative productivity, and to compete with other direct-selling organizations to recruit, retain and service Representatives;

•

the impact of changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to protect our intellectual property rights;

•	the risk of an adverse outcome in our material pending and future litigations;

•	our access to financing; and

•	the impact of possible pension funding obligations and increased pension expense on our cash flow and results of operations.

Additional information identifying such factors is contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the U.S. Securities and Exchange Commission. We undertake no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In millions, except per share data)

	Three months ended December 31		Percent Change	Twelve months ended December 31		Percent Change
	2006	2005		2006	2005
Net sales	$2,597.9	$2,374.7	9%	$8,677.3	$8,065.2	8%
Other revenue	24.7	23.5		86.6	84.4

Total revenue	2,622.6	2,398.2	9%	8,763.9	8,149.6	8%

Cost of sales (1)	1,063.6	980.6		3,434.6	3,133.7
Selling, general and administrative expenses (1) (2)	1,276.6	1,120.2		4,567.9	3,866.9

Operating profit	282.4	297.4	-5%	761.4	1,149.0	-34%

Interest expense	25.3	20.3		99.6	54.1
Interest income	(14.5)	(10.9)		(55.3)	(37.3)
Other expense, net	5.7	0.4		13.6	8.0

Total other expenses	16.5	9.8		57.9	24.8

Income before taxes and minority interest	265.9	287.6	-8%	703.5	1,124.2	-37%
Income taxes (3)	80.8	102.6		223.4	269.7

Income before minority interest	185.1	185.0		480.1	854.5
Minority interest	(1.0)	(1.8)		(2.5)	(6.9)

Net income	$184.1	$183.2	0%	$477.6	$847.6	-44%

Earnings per share:
Basic	$.42	$.40	5%	$1.07	$1.82	-41%

Diluted	$.41	$.40	2%	$1.06	$1.81	-41%

Average shares outstanding:
Basic	443.24	455.36		447.40	466.28
Diluted	445.48	456.51		449.16	469.47

(1)	For the three and twelve months ended December 31, 2006, costs to implement restructuring initiatives impacted cost of sales by $0.5 and ($0.3), respectively, and selling, general and administrative expenses by $43.2 and $229.1, respectively.
(2)	For the twelve months ended December 31, 2006, selling, general and administrative expenses included $21.0 associated with the resolution of a long-standing dispute regarding value-added tax in the U.K.
(3)	For the three months ended December 31, 2006, income taxes were impacted by a reduction in tax expense of $14.3, primarily from the net favorable impact of the closure of tax years by expiration of the statute of limitations and audit settlements. For the twelve months ended December 31, 2006, income taxes were impacted by a reduction in tax expense of $18.6, primarily from the net favorable impact of the closure of tax years by expiration of the statute of limitations and audit settlements as well as tax refunds, partially offset by the tax impact from the repatriation of international earnings. For the year ended December 31, 2005, income taxes were impacted by a reduction in tax expense of $96.4, primarily due to the completion of income tax examinations as well as the closure of a tax year by expiration of the statute of limitations, net of related adjustments.

AVON PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	December 31 2006	December 31 2005
Cash, including cash equivalents	$1,198.9	$1,058.7
Accounts receivable, net	700.4	634.1
Inventories	900.3	801.7
Prepaid expenses and other	534.8	424.5

Total current assets	3,334.4	2,919.0

Property, plant and equipment, net	1,100.2	1,050.8
Other assets	803.6	791.6

Total assets	5,238.2	4,761.4

Debt maturing within one year	615.6	882.5
Accounts payable	655.8	538.2
Other current liabilities	1,278.7	1,079.0

Total current liabilities	2,550.1	2,499.7

Long-term debt	1,170.7	766.5
Other non-current liabilities	727.0	701.0

Total shareholders’ equity	790.4	794.2

Total liabilities and shareholders’ equity	$5,238.2	$4,761.4

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In millions)

	Twelve Months Ended December 31
	2006	2005
Cash Flows from Operating Activities:
Net income	$477.6	$847.6
Depreciation and amortization	159.6	139.6
Provision for doubtful accounts	144.7	135.6
Provision for obsolescence	173.3	83.9
Non-cash restructuring charges	8.0	21.2
Share-based compensation	62.9	10.1
Deferred income taxes	(110.7)	(31.7)
Other	8.1	(21.4)

Changes in assets and liabilities:
Accounts receivable	(188.3)	(163.5)
Inventories	(233.9)	(152.6)
Prepaid expenses and other	(18.9)	(2.7)
Accounts payable and accrued liabilities	323.4	126.4
Income and other taxes	40.3	(30.2)
Non-current assets and liabilities	(50.0)	(66.8)

Net cash provided by operating activities	796.1	895.5

Cash Flows from Investing Activities:
Capital expenditures	(174.8)	(206.8)
Disposal of assets	16.4	30.3
Other investing activities	(49.5)	(166.6)

Net cash used by investing activities	(207.9)	(343.1)

Cash Flows from Financing Activities:
Cash dividends	(317.6)	(313.8)
Total debt, net change	135.5	753.3
Repurchase of common stock	(355.1)	(728.0)
Proceeds from exercise of stock options, net of taxes	40.6	61.4
Other financing activities	6.2	0.4

Net cash used by financing activities	(490.4)	(226.7)

Effect of exchange rate changes on cash and equivalents	42.4	(36.6)

Net increase in cash and equivalents	$140.2	$289.1

AVON PRODUCTS, INC. - SUPPLEMENTAL SCHEDULE

(Unaudited)

THREE MONTHS ENDED 12/31/06

REGIONAL RESULTS

$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
		% var. vs 4Q05	% var. vs 4Q05		% var. vs 4Q05	2006 percent	% var. vs 4Q05	% var. vs 4Q05
North America	$749.9	4%	3%	$66.4	-2%	8.9%	1%	1%
Latin America (1)	770.2	13	12	132.8	0	17.2	4	6
Western Europe, Middle East & Africa	355.9	10	5	18.6	-9	5.2	2	2
Central & Eastern Europe	456.6	17	8	106.1	7	23.2	-1	10
Asia Pacific	222.8	-2	-6	11.6	-11	5.2	-6	-7
China	67.2	28	24	(2.9)	59	-4.3	23	*
Total from Operations	2,622.6	9	6	332.6	2	12.7	2	5
Global Expenses	—	—	—	(50.2)	-73	—	—	—
Consolidated (1)	$2,622.6	9%	6%	$282.4	-5%	10.8%	2%	5%

CATEGORY SALES (US$)

	Consolidated
		% var. vs 4Q05
Beauty (cosmetics/fragrances/skin care/toiletries)	$1,761.0	11%
Beauty Plus (fashion jewelry/watches/apparel/accessories)	479.9	6
Beyond Beauty (home products/gift and decorative products)	357.0	7

Net Sales	$2,597.9	9%
Other Revenue	24.7	5

Total Revenue	$2,622.6	9%

TWELVE MONTHS ENDED 12/31/06

REGIONAL RESULTS

$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
		% var. vs 05	% var. vs 05		% var. vs 05	2006 percent	% var. vs 05	% var. vs 05
North America	$2,554.0	2%	1%	$181.6	-36%	7.1%	-4%	-3%
Latin America (1)	2,743.4	21	17	424.0	-6	15.5	8	11
Western Europe, Middle East & Africa	1,123.7	6	6	(17.8)	*	-1.6	3	2
Central & Eastern Europe	1,320.2	8	4	296.7	-11	22.5	-1	10
Asia Pacific	810.8	-7	-6	42.5	-59	5.2	-9	-10
China	211.8	3	0	(10.8)	*	-5.1	1	*
Total from Operations	8,763.9	8	6	916.2	-26	10.5	2	5
Global Expenses	—	—	—	(154.8)	-66	—	—	—
Consolidated (1)	$8,763.9	8%	6%	$761.4	-34%	8.7%	2%	5%

CATEGORY SALES (US$)

	Consolidated
		% var. vs 05
Beauty (cosmetics/fragrances/skin care/toiletries)	$6,028.8	8%
Beauty Plus (fashion jewelry/watches/apparel/accessories)	1,676.6	10
Beyond Beauty (home products/gift and decorative products)	971.9	2

Net Sales	$8,677.3	8%
Other Revenue	86.6	3

Total Revenue	$8,763.9	8%

*	Calculation not meaningful
(1)	The acquisition of our licensee in Colombia favorably impacted revenue growth in Latin America for the three and twelve months ended December 31, 2006, by 2 and 8 points, respectively. The acquisition also favorably impacted revenue growth in Consolidated Avon for the twelve months ended December 31, 2006, by 3 points.